Exhibit 99.1

Ocean Power Technologies Announces $1.1 Million Preliminary Award from the New Jersey Economic

Development Authority (NJEDA) Technology Business Tax Certificate Transfer Program

Non-dilutive funding to further execute strategic goals

MONROE TOWNSHIP, NJ, October 2, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has been notified of a $1.1 million preliminary award under the New Jersey Economic Development Authority (NJEDA) 2024 Technology Business Tax Certificate Transfer Program, commonly known as the Net Operating Loss (NOL) Program. This program enables technology and life sciences businesses in New Jersey to sell a percentage of their New Jersey net operating losses and unused research and development (R&D) tax credits to unrelated profitable corporations for cash.

OPT takes part in the NJEDA NOL program annually and received a $1.2 million award for the 2023 NOL program. This funding represents a significant resource as the Company continues to make progress on its previously announced path to profitability. In addition, the receipt of this award demonstrates the potential value of the Company’s net operating losses and unused R&D tax credits and the need to preserve these potentially valuable assets and thereby preserve OPT’s ability to participate in future value enhancing monetization opportunities.

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including thereceipt of the final 2024 NJEDA NOL program award, the continued success of its vehicles and PowerBuoys. the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com